Exhibit 99.1

Saratoga Resources, Inc. Receives Approval for Listing on NYSE Amex

-- Saratoga Resources, Inc. to Begin Trading Under Symbol ‘SARA’ on July 20, 2011 --

Houston, Texas – July 18, 2011 – Saratoga Resources, Inc. (OTCQB: SROE.PK), today announced that it has received notification that its common stock has been approved for listing on the NYSE Amex stock exchange and has chosen J. Streicher & Co., L.L.C. as its designated market maker. Saratoga expects its common stock to begin trading on the NYSE Amex under the trading symbol ‘SARA’ on July 20, 2011. Saratoga’s common stock will continue to trade on the OTCQB under its current symbol, “SROE.PK,” until such date.

“Our listing on the NYSE Amex marks a significant milestone in the transformation of our company,” said Thomas F. Cooke, Chairman and Chief Executive Officer. “Over the past several years we have weathered an unprecedented decline in commodity prices and exited bankruptcy, preserving our equity holders’ interests in tact and paying our creditors one hundred cents on the dollar.  We have since refinanced our debt and strengthened our balance sheet with the infusion of additional equity while improving our bottom line through increasing production, a rebound in commodity prices and a sharp focus on controlling costs through operating efficiencies. We believe that our recently announced successful equity raises, including the participation of funds managed by Blackstone Group (NYSE: BX) affiliate GSO Capital Partners as lead investor, together with our move to the NYSE Amex is a reflection on the great strides we have made as a company. We expect our listing on the NYSE Amex to result in increased visibility within the investment community and additional liquidity in the capital markets for our common stock.”

“We welcome Saratoga Resources to the NYSE Euronext family of listed companies and to NYSE Amex,” said Scott Cutler, Executive Vice President, NYSE Euronext. “Saratoga and its shareholders will benefit from superior market quality and technology, a broad array of issuer and investor services, and a global brand association. We look forward to building a strong and lasting partnership with the Company and its shareholders.”

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTC Market under the symbol "SROE.PK".

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company's exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext's equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world's equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world's second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the Fortune 500. For more information, please visit: http://www.nyx.com.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, results of drilling and development operations, production levels, commodity prices, ability to control operating costs and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from the Company.